Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACT:	Thomas M. Kitchen Stewart Enterprises, Inc. 1333 S. Clearview Parkway Jefferson, LA 70121 504-729-1400
STEWART ENTERPRISES ANNOUNCES DELAY IN FILING
THIRD QUARTER FORM 10-Q

NEW ORLEANS, LA September 12, 2006 . . . Stewart Enterprises, Inc. (Nasdaq GS: STEI) will be filing a Form 12b-25 today announcing a delay in the filing of its results for the third quarter of fiscal year 2006 on Form 10-Q. The Company discovered several adjustments that relate to prior accounting periods while preparing its filing for the quarter ended July 31, 2006. The adjustments identified primarily relate to recording certain revenue and expense items in the appropriate period and improper application of the Company’s accounting policies for fixed assets. The Company is still in the process of completing its analysis of the potential adjustments; however, the net impact of the adjustments is expected to be $.01 per share or less of an impact on reported basic or diluted net earnings per common share for the quarter and for the year. The corrections are expected to be reflected in the Company’s financial statements for the quarter ended July 31, 2006 and it is anticipated that no restatement of any prior period financial statements will be required. The Company is in the process of evaluating the impact of the errors on its disclosure controls and procedures and its internal controls over financial reporting.
The Company expects to file its Form 10-Q no later than September 18, 2006 and plans to schedule a conference call shortly after the Form 10-Q is filed.
Management’s estimate of the financial statement impact of the adjustments and the timing of the filing of the Form 10-Q are forward-looking statements that are subject to uncertainties, including unanticipated issues that may arise during the completion of management’s analysis and whether the required adjustments will be finalized and incorporated into the Form 10-Q by September 18, 2006.
Founded in 1910, Stewart Enterprises is the third largest provider of products and services in the death care industry in the United States, currently owning and operating 230 funeral homes and 144 cemeteries. Through its subsidiaries, the Company provides a complete range of funeral merchandise and services, along with cemetery property, merchandise and services, both at the time of need and on a preneed basis.